PATENT AND TECHNOLOGY LICENSE AGREEMENT

THIS PATENT AND TECHNOLOGY LICENSE AGREEMENT (“Agreement”), dated and effective as of April 4, 2016 (“Effective Date”) is entered into by and among MRI Interventions, Inc., having a place of business at 5 Musick, Irvine, CA 92618 (“Licensor”) and Brainlab AG, having a place of business at Kapellenstraße 12, 85622 Feldkirchen, Germany (“Licensee”).

WHEREAS, Licensor owns or holds rights in certain intellectual property and rights therein relating to certain medical technology intended to provide stereotactic guidance for the frameless placement and operation of instruments or devices during planning and operation of neurological procedures, such as deep brain stimulation, biopsies or catheter placements, and desires to grant to Licensee a license to the intellectual property and rights therein;

WHEREAS, Licensee desires to obtain a license from Licensor to the intellectual property related to the ClearPoint Software, so that Licensee can develop its own software to work in conjunction with the SmartFrame Products for stereotactic guidance for the frameless placement and operation of instruments or devices during planning and operation of neurological procedures, such as deep brain stimulation, biopsies or catheter placements, and rights therein;

WHEREAS, both parties acknowledge that said license is only to the Licensed Patents and Intellectual Property related to the ClearPoint Software, to make, have made, use, offer to sell, sell, have sold, import and export Brainlab software, either alone or in combination with the SmartFrame Products, that supports and works with the SmartFrame Products, and does not grant any rights to the SmartFrame Products themselves, other than rights to utilize the dimensions and technical specifications of the SmartFrame Products as needed to make the software functional and the right to utilize the Intellectual Property to market the Brainlab software, either alone or in combination with the SmartFrame Products;

WHEREAS, both parties acknowledge no license is granted to make, market or sell any SmartFrame Products other than the marketing of the SmartFrame Products incidental to or in combination with the Brainlab software.

NOW, THEREFORE, in consideration of the foregoing and the respective promises and covenants contained in this Agreement, Licensor and Licensee hereby agree as follows:

1.	Definitions.

The following terms shall have the meanings set forth below:

1.1              Affiliate. “Affiliate” shall have the meaning ascribed to such term under Rule 405 of the Securities Act of 1933.

1.2             ClearPoint Software. means Licensee’s ClearPoint Software, which works with the SmartFrame Products; all associated iterations and future versions thereof, or other software products that are either substantially similar thereto or that are covered by or that use, incorporate or contains processes or methods that are described in, relate to, or are covered by (i) one or more valid and enforceable, issued or pending claims of the Licensed Patents and/or (ii) other Intellectual Property.

1.3             Improvements. “Improvements” means any and all modifications, corrections and/or improvements to the Patents, Licensor Know-how, Licensee Know-how and/or Technology, as the case may be, developed by either Licensor or Licensee, embodied in or necessary to create a functional alternative of the ClearPoint Software.

1.4              Intellectual Property. “Intellectual Property” means the Licensor Improvements, Licensor Know-how, Licensor Technology, and Licensor Data embodied in or necessary to create a functional alternative of the ClearPoint Software as well as the trademarks, service marks and trade names of the SmartFrame Products.

1.5              Licensed Patents. “Licensed Patents” means the Patents.

1.6              Licensee Know-how. “Licensee Know-how” means know-how owned or controlled by Licensee related to or utilized by the ClearPoint Software.

1.7              Licensor Data. “Licensor Data” means all data obtained by Licensor regarding any product studies, test results and independent focus group studies for all applications and uses of the Technology.

1.8              Licensor Know-how. “Licensor Know-how” means know-how owned or controlled by Licensor, including the Know-how identified on Schedule 1.8 attached hereto, embodied in or necessary to create a functional alternative to the ClearPoint Software.

1.9             Patents. “Patents” means all United States patents and all corresponding worldwide patents, and the applications on which said patents issue, including all parents, continuations, continuations-in part, divisionals, reissues, reexamination certificates, extensions and renewals thereto in which Licensor has any rights related to the ClearPoint Software, including, without limitation, those identified on Schedule 1.9 attached hereto.

1.10           Person. “Person” means an individual, a corporation, a partnership, an association, a limited liability company, a trust, any unincorporated organization or a government or a political subdivision thereof.

1.11           SmartFrame Products. “SmartFrame Products” means Licensee’s SmartFrame products, all associated accessories and future versions thereof or other products that are substantially similar thereto, which are utilized with the ClearPoint Software for stereotactic guidance of neurological procedures, such as deep brain stimulation, laser ablation, biopsies or catheter placements, including, without limitation, those identified on Exhibit 1 of Attachment A: Exchange of Technical Data Agreement attached hereto.

1.12           Technology. “Technology” means any and all inventions, Improvements, engineering drawings, test specifications, technical manuals, technical data, Confidential Information, materials, trade secrets, technology, formulas, processes, and ideas in any form in which the foregoing may exist, that is owned or controlled by Licensor embodied in or necessary to create a functional alternative to the ClearPoint Software.

2.	Licenses.

2.1             Licensed Patents Grant. Subject to Licensor’s rights under the terms of this Agreement and subject to an event triggering a Termination pursuant to Article 5, Licensor grants Licensee a worldwide, perpetual (with respect to the Intellectual Property and with respect to the Patents for the life of the Patents) irrevocable, non-exclusive license to use the Licensed Patents and Intellectual Property to make, have made, use, offer to sell, sell, have sold, import and export Brainlab software that supports and works with the SmartFrame Products and to develop software Improvements and other software products and software services to support or work with the SmartFrame Products based on the Licensed Patents

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and Intellectual Property. Licensor also grants Licensee the right to grant sub-licenses as set forth in Section 2.2 below. This license shall not allow Brainlab to incorporate the Licensed Patents and Intellectual Property into any other product. Notwithstanding anything to the contrary contained herein, in the event of any termination of this Agreement for any reason whatsoever, such termination shall have no adverse impact on any licenses provided to end users prior to such termination in connection with the purchase of products utilizing the Intellectual Property or the Licensed Patents. For the avoidance of doubt, both parties acknowledge that this License Grant does not grant any rights to the SmartFrame Products themselves, other than rights to utilize the dimensions and technical specifications of the SmartFrame Products as needed to make the software functional and the right to utilize the Intellectual Property to market the Brainlab software, either alone or in combination with the SmartFrame Products; in addition, both parties acknowledge no license is granted to make, market or sell any SmartFrame Products other than the marketing of the SmartFrame Products incidental to or in combination with the Brainlab software.

2.2              Sublicenses. Licensee shall have the right to grant one or more sub-licenses under the Licensed Patents and Intellectual Property to use Licensed Patents and Intellectual Property to Affiliates and subsidiaries, of Brainlab AG, with the same rights and limitation as Licensee is granted under this Agreement.

2.3              Consideration. The consideration for the license and other rights granted to Licensee by Licensor hereunder shall be Licensee’s willingness to enter into that certain Second Amended and Restated Secured Note Due 2018 dated as of even date herewith (the “Note”). Upon execution and delivery by Licensee of the Note, the consideration shall be paid in full and Licensor hereby agrees and acknowledges that the execution and delivery of the Note by Licensee constitute adequate consideration for the obligations of Licensor hereunder.

3.            Taxes. Licensor is not responsible for any sales, use, value-added, personal property or other taxes imposed on either Licensee’s or any sub-licensees’ use, possession, offer for sale, or sale of any products, whether or not developed in relation to the Licensed Patents or Intellectual Property. Each party shall be solely responsible for any taxes based on its own net income.

4.            Licensor Support. Licensor shall, at no further cost to Licensee, use commercially reasonable efforts to provide up to 100 hours of technical support to Licensee as reasonably requested by Licensee, with a development project for Licensee to develop its own software products to support and work with the SmartFrame Products, including, without limitation by (i) entering into the Exchange of Technical Data Agreement attached hereto as Exhibit A, (ii) supporting Licensee’s development efforts and (iii) supporting Licensee’s efforts regarding validation testing. In the event that Licensor makes changes to the SmartFrame Products subsequent to Brainlab’s development of its supportive software that require Brainlab to undertake further development, Licensor shall, at no further cost to Licensee, use commercially reasonable efforts to provide up to 100 hours of technical support to Licensee as reasonably requested by Licensee to complete such updated development. Time requests beyond 100 hours shall be considered by the parties, and MRII shall make reasonable efforts to provide such support at the following agreed upon annual rate (subject to increase each year by an amount not to exceed the increase in the US consumer price index):

Junior Engineer -	$50.00 per hour
Engineer -	$80.00 per hour
Head of Product Development -	$120.00 per hour
Quality Management -	$80.00 per hour

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5.	Term and Termination.

5.1              Unless earlier terminated by the Licensor pursuant to this Article, this Agreement shall run from the Effective Date until the expiration of the last to expire of the Licensed Patents (“Term”).

5.2              Licensor may terminate this Agreement after written notice to Licensee indicating that Licensee has materially breached any of the terms or conditions of this Agreement, and such breach is not cured within sixty (60) days after receipt of such notice.

5.3              Licensee may terminate this Agreement at any time upon sixty (60) days prior written notice to Licensor.

5.4              Upon termination of this Agreement by either party, Licensee shall within ten (10) days cease all further development of new products utilizing the Licensed Patents or Intellectual Property; provided that Licensee shall have the right to continue to support any products based on the Licensed Patents or Intellectual Property already sold to end-users, such as providing updates to such products as necessary to ensure the safety of such products and its compatibility with other Brainlab software.

6.	Ownership of Rights and Obligations.

6.1              Ownership of Licensed Patents and Licensor Know-how. Licensee acknowledges and agrees that title to and ownership of the Licensed Patents and Licensor Know-how and all of the applicable intellectual property rights in and to the Licensed Patents and Licensor Know-how is owned or is exclusively licensed by Licensor or its licensors. Licensee agrees to provide Licensor with reasonable notice of its sub-licensing of the Licensed Patents to subsidiaries or affiliates (as permitted in Section 2.2).

6.2              Ownership of Improvements. Both parties shall have the right to make Improvements. To the extent that any Improvements are made or developed independently by a party, they shall be owned by such party, but any Improvements developed by Licensor shall become subject to this Agreement. To the extent that the Improvements are made or developed jointly by the parties, such Improvements shall be jointly owned and utilized by the parties (“Joint Improvements”) pursuant to Section 2.3. The filing of any patent applications on Joint Improvements and the allocation of all costs and expenses relating to preparation, filing, prosecution and maintenance of the resulting patent application and/or patents shall be determined jointly by the Parties. Should Licensor fail to or choose not to file, prosecute or maintain a patent application and/or patent on Joint Improvements, Licensee shall have the right, but not the obligation, to prosecute/and or maintain such patent application and/or patents subject to Licensee paying for and undertaking such obligation to prosecute and maintain any such patents, and Licensor agrees to assign all right title and interest in and to the patent applications and/or patents resulting from the Joint Improvements for which Licensor chooses not to file, prosecute or maintain for Joint Improvement and to provide reasonable assistance, at the request of the Licensee in the prosecution of such patent applications and/or patents; provided however that Licensor shall be given or retain a worldwide, royalty-free, non-exclusive license to any Joint Improvements, provided that such license shall be non-transferable except in connection with a sale of all or substantially all of Licensor’s assets.

6.3              Governmental Submissions. All submissions to governmental agencies and other regulatory bodies, including, without limitation, for purposes of obtaining approvals, licenses or other permissions, is the sole responsibility of Licensee, and Licensor shall have no obligations relating thereto.

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7.	Indemnification.

7.1              Indemnification by Licensor. Licensor shall indemnify, defend and hold harmless Licensee against any claim, demand or cause of action resulting from a breach of any provision of this Agreement by Licensor, provided, that Licensee shall promptly notify Licensor upon learning of any such claim, demand or cause of action, and provide Licensor with such assistance as reasonably requested by Licensor in defending against such claim, demand or cause of action; provided, however, Licensor will not be released from its indemnification obligations due to Licensee’s failure to give prompt notice of a claim, except to the extent that Licensor is actually prejudiced by the failure to receive prompt notice of any such claim.

7.2              Indemnification by Licensee. Licensee shall indemnify, hold harmless, and defend Licensor and its officers, directors, shareholders, and employees from and against all claims, damages, penalties, fines, injuries, losses, demands, lawsuits, causes of action, and expenses (including attorneys’ fees) of any kind or nature whatsoever arising out of, in connection with, or resulting from (a) the making, using, importing, licensing, leasing, offering for sale, or selling of any products by Licensee, or any sublicensee of Licensee, (b) a breach of any provision of this Agreement by Licensee, (c) the infringement, alleged infringement, or violation by products produced by Licensee or the end users of the Brainlab software created pursuant to this Agreement , based upon the Licensed Patents or Intellectual Property of any patent, copyright, trademark, service mark, trade secret, or other intellectual property right owned by a third party, provided, however, that such infringement is not the result of the Licensed Patents or Intellectual Property or the combination of Licensee’s products with any product of Licensor, including, without limitation, the SmartFrame products, provided, that Licensor agrees to promptly notify Licensee upon learning of any such claim, demand or cause of action, and provide Licensor with such assistance as reasonably requested by Licensor in defending against such claim, demand or cause of action; provided, however, Licensee will not be released from its indemnification obligations due to Licensor’s failure to give prompt notice of a claim, except to the extent that Licensee is actually prejudiced by the failure to receive prompt notice of any such claim.

8.            Non Assignment. This Agreement shall not be assigned or transferred in whole or in part by either party without the prior written consent of the other; provided, that either party may assign this Agreement without notice or prior written consent to an acquirer of all or substantially all of the assets or outstanding equity relating to such party’s business or portion of its business to which this Agreement or the Licensed Products relate. Any purported assignment or transfer in violation of this Section shall be void. This Agreement will bind and benefit the parties and their successors and assigns. Notwithstanding the above, Licensee may assign this Agreement to an entity that is an Affiliate of Licensee as of the Effective Date. The validity of any approved or allowable assignment of this Agreement or any of the rights or privileges under this Agreement shall be subject to the assignee agreeing in advance in writing to be bound by the terms of this Agreement.

9.            Infringement by Third Parties. In the case that either Licensor or Licensee becomes aware of any actual or potential infringement by a third party of any of the Intellectual Property or the Licensed Patents, the party gaining such knowledge shall promptly notify the other. Promptly following such notice, Licensor and Licensee shall confer and consider bringing a joint action. In the event that Licensor and Licensee agree not to file a joint action, Licensor shall have the initial right (but not the obligation) to bring suit and initiate proceedings relating to any infringement of the Licensed Patents and to settle the same and Licensee agrees that Licensor may cause Licensee to join it as a party to any such suit at no expense to Licensee if necessary for Licensor to have proper standing to bring such action. If Licensor declines to bring such claim, Licensee shall then be afforded the right to bring suit and initiate

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proceedings relating to any infringement of the Licensed Patents and to settle the same and Licensor agrees that Licensee may cause Licensor to join it as a party to any such suit at no expense to Licensor if necessary for Licensee to have proper standing to bring such action. All costs and expenses relating to any such suit or suits or proceeding shall be paid for by the party bringing suit or initiating proceedings, and any and all recoveries, awards, or payments from said suits or any settlements thereof shall be the property of such party; provided that in the case of a joint action, the Licensor and Licensee shall agree, prior to commencing such action, on a proper allocation of any recovery or award. Each of Licensor and Licensee shall reasonably cooperate with and assist the other in all such suits as Licensee deems reasonably appropriate or necessary and all costs and expenses thereof shall be borne by the party bringing suit or imitating proceedings. If either party becomes aware of any infringement of the Patents or misappropriation of the Technology or Improvements by any third-party, such party shall promptly notify the other party of such and provide the other party with any and all evidence thereof in its possession or control.

10.	Prosecution.

10.1          By Licensor. Licensor shall prosecute and/or maintain all of the Licensed Patents and any other intellectual property rights relating thereto. Licensor shall promptly provide Licensee with copies of all non-privileged correspondence from and with the U.S. Patent and Trademark Office and all worldwide patent offices relating to the Licensed Patents. Licensee shall have the right to provide suggestions to Licensor with respect to prosecution of the Licensed Patents and all suggestions of Licensee shall be reasonably considered in good faith by Licensor.

10.2          Failure to Prosecute. Should Licensor fail to prosecute or maintain any of the Licensed Patents or pay for the prosecution of any of the Licensed Patents, Licensee shall, in addition to any other remedies available to Licensee, have the right to prosecute and/or maintain such Licensed Patents and Licensor shall reimburse Licensee promptly upon demand for all costs incurred by Licensee in connection therewith. The foregoing obligation shall not apply to certain patent applications or patents for countries outside the United States for which Licensor decides not to further prosecute or maintain the patent application or patent, provided, that Licensee shall have the right to acquire Licensor’s rights in the specific foreign country for each such patent application or patent for which Licensor makes such a determination and Licensee shall be responsible for any and all costs or fees incurred in connection with such patent application or patent in that specific country.

11.	Information and Confidentiality.

11.1          Confidentiality. Licensor and Licensee acknowledge that the Licensed Patents and Intellectual Property and other information provided by the parties to one another pursuant to this Agreement relates or will relate to information that is not or will not be publicly available (“Confidential Information”). The Confidential Information provided hereunder is valuable, proprietary, and unique, and each party agrees to maintain the confidentiality of the Confidential Information and to be bound by and observe the proprietary nature thereof as provided herein. Each party agrees to take diligent action to fulfill its obligations hereunder by instruction or agreement with its directors, officers, employees, agents or Affiliates (whose confidentiality obligations shall survive termination of employment or agency) who are permitted access to the Confidential Information. Access shall only be given on a need-to-know basis, except as otherwise set forth herein or as may be permitted in writing by the disclosing party. Except as set forth herein, neither party shall use, nor provide nor otherwise make available the Confidential Information or any part or copies thereof to any third party, other than as agreed to in writing in advance by the disclosing party. Prior to any such disclosure, each party to whom Confidential Information is to be disclosed shall agree to terms and conditions concerning exchange of information and confidentially as laid down in this Section 12.1. The terms and conditions of this Agreement are also confidential to the

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parties. Neither party shall disclose any such terms and conditions during the term of this Agreement and thereafter without prior written approval by the other party, except as required by law. Notwithstanding anything the contrary contained herein, Licensee may communicate all information, including Confidential Information, as it reasonably deems appropriate to actual or potential end users and customers for the purpose of selling, maintaining and servicing products produced using any Intellectual Property or Licensed Patents, provided, however, that Licensee shall use reasonable efforts to cause such potential end users and customers to retain the confidentiality of Confidential Information.

11.2          Injunctive Relief. Each party acknowledges and agrees that the unauthorized use or disclosure of the Confidential Information or any part thereof is likely to cause irreparable injury to the other party, who shall therefore be entitled to seek injunctive relief to enforce the rights and obligations under this Agreement, in addition to any other remedies available at law, in equity, or under this Agreement, and without the need to post a bond even if ordinarily required.

11.3          Confidentiality Exceptions. Notwithstanding the provisions of this Section 12, the confidentiality obligations hereunder shall not apply to (i) information that is known to the public or is generally known within the industry or business, (ii) information that was legally acquired by Licensor or Licensee, as the case may be, from a third-party in good faith, provided that such disclosure by the third-party was not in breach of any agreement between such third-party and Licensor or Licensee, as the case may be, (iii) information that was required to be disclosed pursuant to law or order of a court having jurisdiction (provided that the party required so to disclose such Confidential Information shall offer the party owning such Confidential Information the opportunity to obtain an appropriate protective order or administrative relief against disclosure of such Confidential Information) but only to the extent of any such required disclosure, and (iv) information that Licensee needs to disclose to existing and potential investors, subject to any such existing and potential investors agreeing to be bound by the confidentiality obligations hereunder.

12.          Survival. The terms of Articles 3, 4, 6, 7, 9, 11, 12 and13 shall survive the termination or expiration of this Agreement.

13.          General Provisions.

13.1          Choice of Law. This Agreement will be governed by, and construed and interpreted according to, the substantive laws of the State of New York, without regard to its choice of law provisions.

13.2          Dispute Resolution. Except as otherwise expressly provided in this Agreement, all claims, controversies or disputes arising out of or related to this Agreement, or any breach thereof, shall be resolved by binding arbitration in New York, New York as provided herein and otherwise in accordance with the Commercial Arbitration rules of the American Arbitration Association. Where the amount in controversy is less than $1,000,000.00, the dispute shall be submitted to a single arbitrator. Otherwise the dispute shall be submitted to a panel of three arbitrators. The arbitrator(s) shall strictly enforce all provisions of this Agreement except to the extent applicable law requires otherwise. The arbitrator(s) shall have no authority to grant either party punitive, exemplary, consequential or other special damages of any kind. Judgment upon the award of the arbitrator(s) may be entered in any court of competent jurisdiction. The arbitration panel shall award to the prevailing party all of such party’s costs related to the controversy (including without limitation attorneys’ fees and out-of-pocket expenses). Where each party prevails in part, the tribunal shall award to each party that part of its costs which the tribunal deems allocable to those issues as to which such party prevailed

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13.3          Rights in Bankruptcy. Notwithstanding any other provision of this Agreement to the contrary, Licensor hereby recognizes and agrees that in the event of the commencement of any proceedings in bankruptcy by or against Licensor or providing for the liquidation or reorganization of Licensor, or alleging that Licensor is insolvent or unable to pay its debts as they mature, or providing for an assignment for the benefit of creditors , or for the readjustment or arrangement of any of Licensor’s debts pursuant to the United States Bankruptcy Code (11 U.S.C. §101 et. seq. (the “Bankruptcy Code”)) or under any other insolvency law, if Licensor rejects this Agreement pursuant to Section 365(n) of the Bankruptcy Code (a “Bankruptcy Rejection”), (i) any and all of the licensee and sub-licensee rights of Licensee arising under or otherwise set forth in this Agreement, including without limitation the Intellectual Property and the Licensed Patents shall be deemed fully retained by and vested in Licensee as protected intellectual property rights under Section 365(n)(1)(b) of the Bankruptcy Code and further shall be deemed to exist as such rights existed immediately before the commencement of the bankruptcy case in which Licensor is the debtor; (ii) Licensee shall have all of the rights afforded to non-debtor licensees and sub-licensees under Section 365(n) of the Bankruptcy Code; and (iii) to the extent any rights of Licensee under this Agreement which arise after the termination or expiration of this Agreement are determined by a bankruptcy court not to be “intellectual property rights” for purposes of Section 365(n), all of such rights, including the right to use any trademarks, shall remain vested in and fully retained by Licensee (to the extent of any applicable state law) after any Bankruptcy Rejection as though this Agreement were terminated or expired. Unless and until this Agreement is rejected pursuant to Section 365(n) of the Bankruptcy Code, Licensor further hereby recognizes and agrees that it must, upon the Licensee’s written request, perform under this Agreement and is prohibited from interfering with the Licensee’s rights pertaining to the Intellectual Property and the Licensed Patents, including all intellectual property rights related thereto. Licensee shall under no circumstances be required to terminate this Agreement after a Bankruptcy Rejection in order to enjoy or acquire any of its rights under this Agreement.

13.4          Entire Agreement. This Agreement is the final and entire agreement between the parties relating to the subject matter and supersedes any and all prior or contemporaneous discussions, statements, representations, warranties, correspondence, conditions, negotiations, understandings, promises and agreements, oral and written, with respect to such subject matter.

13.5          No Reliance. The parties each acknowledge that, in entering into this Agreement, they have not relied upon any statements, representations, warranties, correspondence, negotiations, conditions, understandings, promises and agreements, oral or written, not specifically set forth in this Agreement. All of the parties represent that they are represented by legal counsel and have been fully advised as to the meaning and consequence of all of the terms and provisions of this Agreement.

13.6          Waiver; Modifications. No provision of this Agreement shall be waived unless set forth in writing and signed by the party effecting such waiver. No waiver of the breach of any of the terms or provisions of this Agreement shall be a waiver of any preceding or succeeding breach of this Agreement or any other provisions thereof. No waiver of any default, express or implied, made by any party hereto shall be binding upon the party making such waiver in the event of a subsequent default. This Agreement may only be modified or amended by a written agreement executed by each of the parties.

13.7          Notices. Any notices permitted or required under the provisions of this Agreement shall be in writing and shall be personally delivered, mailed by certified mail, postage prepaid or by facsimile transmission (with proof of transmission) or shall be sent by overnight courier service to the address of the relevant party as first set forth above. Licensor or Licensee may direct notices to be sent to such other address or Person as any party may have specified in a notice duly given to the other party as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered.

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13.8          Severability. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, void, illegal, or unenforceable in any respect, such invalidity, voidness, illegality or unenforceability shall not affect any other provision of this Agreement, and the remaining portions shall remain in full force.

13.9          Cooperation. Each of the parties hereto shall execute and deliver any and all additional papers, documents, and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto.

13.10         Titles. Some sections of this Agreement have titles and some do not. The fact that some sections hereof do not have titles shall have no significance. The titles are included for ease of reference only, and shall not be used to construe the meaning of this Agreement.

13.11        Authority. All parties and authorized representatives signing this Agreement represent and warrant that they have authority to execute and enter into this Agreement.

13.12         Counterparts. This Agreement may be executed in multiple counterparts, all of which shall constitute a single agreement binding on the parties. Facsimile signatures shall be binding for all purposes.

[Signature Page Follows]

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[Signature Page to Patent and Technology License Agreement]

IN WITNESS WHEREOF, the parties have executed this Patent and Technology License Agreement through their duly authorized representatives as of the Effective Date.

MRI INTERVENTIONS, INC.

By:
Name:	Francis P. Grillo
Its:	Chief Executive Officer

BRAINLAB AG

By:
Name:
Its:

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